Exhibit 99.1
                                                                    ------------


                      [LOGO OF BANK UNITED CORP. LITIGATION
                        CONTINGENT PAYMENT RIGHTS TRUST]


JONATHON K. HEFFRON
Litigation Trustee
Tel.: (713) 543-6958
FAX: (713) 543-7744

SALVATORE A. RANIERI
Litigation Trustee
Tel.: (516) 873-0055
FAX: (516) 873-1155



                                  PRESS RELEASE

   Bank United Corp. Litigation Contingent Payment Rights Trust Announces the Federal Government's Appeal of the Trial Court's Final Judgment and Earlier
                        Rulings in Forbearance Litigation


Houston, Texas - June 28, 2002. The Bank United Corp. Litigation Contingent Payment Rights Trust (NASDAQ: BNKUZ) (the "Litigation Trust") announced on October 29, 2001, that the U.S. Court of Federal Claims (the "Trial Court") ruled that the plaintiffs in the action were not entitled to any lost profit damages. The Trial Court also ruled that the plaintiffs were entitled to recover mitigation costs in the amount of $8,826,783. On January 23, 2002, the Litigation Trust announced that the plaintiffs had filed motions asking the Trial Court to (1) amend certain findings in the October 29, 2001, Opinion and Order and amend the judgment of January 8, 2002, (2) reopen the record to receive additional documentary evidence, and (3) reopen the record to admit additional evidence omitted from the trial record. On April 16, 2002, the Trial Court heard oral arguments on the pending motions and, following oral arguments on that date, denied plaintiffs' motions in their entirety.

On June 14, 2002, the Litigation Trust announced the plaintiffs' appeal of all adverse rulings against them to the U.S. Court of Appeals for the Federal Circuit (the "Appeals Court").

On June 26, 2002, the federal government filed a Notice of Appeal to the Appeals Court. In the notice, the federal government stated that it was appealing the final judgment in the case, including (1) the Trial Court's granting of summary judgment for the plaintiffs on the issue of liability against the government,
(2) the Trial Court's refusal to deny modification of that decision, and (3) the Trial Court's October 29, 2001 decision.

On June 19, 2002, the Appeals Court docketed the appeal as Case 02-5132, Bank United vs. United States. Pursuant to the relevant appellate rules, the appellants' (plaintiffs') brief is due on or before August 19, 2002. The appellee and cross appellant (federal government) must file its brief on or before 40 days after being served with appellants' brief. The appellants must file their reply brief within 40 days after cross appellant's brief is served. The cross appellant must file its reply brief within 14 days after appellants' reply brief is served.

The Litigation Trust (SEC File No. 000-32301) will file the full text of the federal government's Notice of Appeal with the Securities and Exchange Commission, and the description of the Notice of Appeal set forth above is qualified in its entirety by reference to such notice.

The Litigation Trust was formed in connection with the February 9, 2001 merger of Bank United Corp. with and into Washington Mutual, Inc. The Litigation Trust issued contingent payment rights certificates representing the right to receive a portion of the Litigation Trust's share of any monetary proceeds from any final judgment or settlement of the forbearance litigation brought by Bank United Corp., Bank United, and Hyperion Partners L.P. against the federal government.

Additional information about the lawsuit, the Litigation Trust, and the contingent payment rights certificates can be found in the registration statement on Form S-4 (Registration No. 333-49302) filed by the Litigation Trust with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as well as in the reports filed by the Litigation Trust pursuant to the Securities Exchange Act of 1934, as amended.